                                 EXHIBIT 11.1
              STATEMENT OF COMPUTATION OF COMMON SHARES AND COMMON
                               SHARE EQUIVALENTS

                      WEIGHTED AVERAGE SHARES OUTSTANDING:

                             (THOUSANDS OF SHARES)

                                  Three Months Ended   Nine Months Ended
                                      March 31,            March 31,
                                  ------------------   -----------------
                                    1995      1994      1995      1994
                                  --------   -------   -------   -------

Common shares                      143,740   136,128   142,213   134,321

Convertible preferred shares         1,175     1,536     1,655     1,963

Stock options                       17,321    17,859    15,848    17,498
                                   -------   -------   -------   -------

Total weighted average
shares outstanding                 162,236   155,523   159,716   153,782
                                   =======   =======   =======   =======
Net income available to
common stockholders                $64,228   $35,097  $159,951   $97,177
                                   =======   =======  ========   =======

Income Per Share:

Net income per share               $  0.40   $  0.23  $   1.00   $  0.63
                                   =======   =======  ========   =======

All share and per share data have been restated for all periods presented to reflect the two-for-one stock split payable in the form of a stock dividend which was distributed on December 15, 1993 to holders of record on November 30, 1993.